Exhibit 99.1

Nemaura Medical Inc. Announces $8 million Senior Debt Facility
Provided by Existing Investors

Loughborough, England – August 1, 2019 – Nemaura Medical, Inc. (NASDAQ: NMRD), a medical technology company focused on the commercialization of SugarBEAT® as a non-invasive, affordable and flexible Continuous Glucose Monitor (CGM) for use by diabetics and pre-diabetics, today announced an $8 million (USD) senior credit facility from existing major shareholders, with the first $3.5 million available immediately, to help fund the Company’s European commercial launch plans. The non-dilutive credit facility will carry 8% interest with quarterly payments and the principal due only upon maturity in 5 years. The credit facility has no stock, warrants, or equity related instruments, or other associated expenses.

Dr. Faz Chowdhury, CEO of Nemaura, stated, “Nemaura is at an exciting inflection point, having recently received CE Mark approval for SugarBEAT®, the world’s first non-invasive, needle-free, continuous glucose monitor. We recently submitted a De Novo 510(k) medical device application to the U.S. Food and Drug Administration for SugarBEAT®. We are now aggressively entering the commercialization phase in Europe and other markets, and access to these non-dilutive funds will allow us to accelerate our commercialization timelines. The CGM market is experiencing rapid growth as larger segments of the diabetic market have started to adopt CGM. We believe SugarBEAT® has distinct advantages as it does not puncture the skin to insert a sensor filament inside the skin and instead the sensor sits on the surface of the skin. The sensor can be worn daily or intermittently, as desired by the user, allowing us to offer a highly competitive product and target both the diabetic (insulin and non-insulin dependent) and pre-diabetic markets. In addition, we plan to target the wearable health tech and digital health markets, which are both experiencing explosive growth. Overall, we estimate the total addressable market to be roughly $179 billion, many times larger than the market addressable by the current competition. The willingness of several of our long-term investors to provide this debt facility at very favorable terms to the Company further validates our confidence in the outlook for SugarBEAT® and the tremendous market potential.”

About Nemaura Medical, Inc.:

Nemaura Medical, Inc. (NASDAQ: NMRD), is a medical technology company commercializing SugarBEAT® as a non-invasive, affordable and flexible Continuous Glucose Monitor (CGM) designed to help people with diabetes and pre-diabetics better manage their glucose levels by spending more time in range. Insulin users can adjunctively use SugarBEAT® when calibrated by a finger stick reading. SugarBEAT® consists of a daily, disposable adhesive skin-patch connected to a small form factor rechargeable transmitter, connected via Bluetooth to a specially designed mobile application, which displays glucose readings at five-minute intervals throughout the day.

For more information visit:

www.NemauraMedical.com

www.SugarBEAT.com

Cautionary Statement Regarding Forward Looking Statements:

The statements in this press release that are not historical facts, and may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Nemaura’s ongoing studies, including the safety and efficacy of Nemaura’s SugarBEAT® system, the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell SugarBEAT®, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to SugarBEAT®. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the current year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Crescendo Communications, LLC
212-671-1021
NMRD@crescendo-ir.com